Exhibit 99.1

WJ Communications	Investor Relations Contacts:
Ephraim Kwok	Chris Danne, Rakesh Mehta
Chief Financial Officer	The Blueshirt Group for WJ Communications
408-408-6200	415-217-7722
www.wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Announces Fourth Quarter and Fiscal Year 2004 Results

February 17, 2005 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF semiconductors and RF modules, today announced results for its fourth quarter and fiscal year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was up 22% to $7.9 million from $6.5 million in the same period of 2003.  Revenue from the Company’s core business consisting of semiconductor components, multi-chip modules and RFID reader modules increased 28% to $7.7 million from $6.0 million in the same period last year.

Revenue for the year ended December 31, 2004 was up 22% to $32.3 million from $26.6 million for 2003.  Revenue from the Company’s core business for 2004 was up 47% to $29.8 million from $20.2 million for 2003.

On a U.S. GAAP basis, the Company reported a net loss of $4.0 million for the fourth quarter of 2004 or $0.07 per common share.  This compares to a $3.0 million net loss or $0.05 per common share for the fourth quarter of 2003.

Net loss under U.S. GAAP for the year ended December 31, 2004 was $9.1 million or $0.15 per common share.  This compares to a net loss in 2003 of $14.3 million or $0.25 per common share.

On a non-GAAP basis, the Company’s net loss for the fourth quarter of 2004 was $3.5 million or $0.06 per common share, compared to net loss of $3.3 million or $0.06 per common share in the same period in 2003.  A complete reconciliation of non-GAAP adjustments is included as a schedule attached to this release.

The Company’s net loss for the year ended December 31, 2004 on a non-GAAP basis was $10.9 million or $0.18 per share.  This compares to a non-GAAP loss for the year ended December 31, 2003 of  $14.6 million or $0.26 per share.

As of December 31, 2004, the Company has cash, cash equivalents and short-term investments of $43.1 million with no long-term debt outstanding.

“In the fourth quarter, we initiated production shipments of our MPR5000 and MPR6000 RFID reader modules,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “In January 2005, we completed the acquisition of Telenexus Inc. that should significantly add to our RFID products and technology portfolio and will enable us to further capitalize on this growing market opportunity.  In our wireless infrastructure business, we introduced and initiated production shipments during the fourth quarter of our new ECM168 power amplifier to a major Chinese OEM.”

“Through strategic acquisitions during 2004 and early 2005 and continued development of new products, we significantly increased our estimated total addressable market to over $1 billion from $500 million,” added Dr. Farese.  “During the year, we introduced 42 new semiconductor and RFID products and had 230 design wins.  We also posted significant year over year revenue growth in our core business of 47%.  While rapidly growing our core business, we also made significant improvements in our business model as our gross margins improved to 53% in 2004 from 42% in 2003.”

Recent highlights include:

•                  In January 2005, the Company completed its acquisition of Telenexus, Inc. of Richardson, TX.  Telenexus is an RFID company that develops high quality, innovative RFID products for a broad range of industries and markets.

•                  Operationally, the Company during Q4 2004:

•                  Initiated volume production for its ECM168 12V power amplifier module to a major OEM in China.  The ECM168 is ideally suited for PAS/PHS base station applications.

•                  Commenced production deliveries of its multi-protocol RFID reader modules, the MPR5000 and MPR6000.  These products represent the industry’s first multi-protocol EPC Class 0/1 RFID Cards in a compact PCMCIA Type II package.

•                  Announced the introduction of AH22S, a new high dynamic range CATV amplifier.  The AH22S combines superior gain flatness, high linearity, and broad bandwidth, making it ideal for CATV distribution, cable modem, and laser diode driver applications.

•                  Announced that all products in the popular SOT-89 package are now available in the environmentally friendly lead-free/green/RoHS-compliant packages.  The company now offers over 80% of its available devices in lead-free and green packaging.

•                  The Company had 65 new design wins in the quarter with key OEMs such as Ericsson, Motorola, Lucent, Andrew, Powerwave and JRC.

•                  The Company also strengthened its Board of Directors and Management team:

•                  Two new independent members were added to the Board of Directors.  On October 14th, 2004 the Company appointed Catherine P. Lego to the Board who brings over 26 years of finance and management experience with expertise in the telecommunications industry. On January 27th, 2005 the Company appointed Jan Loeber to the Board who brings over 30 years of telecommunications industry experience.

•                  On December 16th, 2004, the Company announced the appointment of semiconductor industry veteran Ephraim Kwok to the position of Senior Vice President and Chief Financial Officer.  Mr. Kwok has substantial experience serving as CFO of both public and private semiconductor companies.

“Looking forward, we are optimistic regarding our RFID business from our multi-protocol RFID reader modules together with the expanded product offerings from our acquisition of Telenexus. However, RFID is an emerging market and sales are expected to be lumpy in the short term. In wireless infrastructure, we expect modest growth as the industry deploys the next generation of wireless networks,” said Dr. Farese.  “These factors lead us to give a revenue guidance range at this time of $7.7 million to $8.5 million for the first quarter of 2005.  We anticipate that the first quarter revenue will be primarily composed of sales of our core business consisting of semiconductor and RFID products.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally as meaningful data in evaluating and managing our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading designer and supplier of RF semiconductors and RF modules for telecommunications, RF identification (RFID), and cable network systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), chipsets and multi-chip modules (MCMs) products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. WJ’s RFID reader modules are used to transmit, receive and process RFID signals in RFID readers. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to an RF semiconductor company and in the long term, the Company’s ability to utilize its cash effectively, the Company’s ability to successfully integrate acquired operations, the Company’s ability to achieve performance targets including the ability to maintain or improve gross margins, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the ability to convert design wins into profitable business, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Sales
Core business (1)	$7,686	$6,010	$29,808	$20,246
Legacy (2)	235	477	2,528	6,319
Total sales	7,921	6,487	32,336	26,565

Cost of goods sold	4,240	3,198	15,278	15,495

Gross profit	3,681	3,289	17,058	11,070

Operating expenses:

Research & development	4,594	3,858	17,044	16,806

Selling & administrative	3,167	2,613	12,454	10,210

Acquired in-process research & development	—	—	8,500	—

Amortization of deferred stock compensation	65	43	243	117

Recapitalization merger	—	(93)	—	680

Restructuring	—	(33)	(3,845)	(54)

Total operating expenses	7,826	6,388	34,396	27,759

Loss from operations	(4,145)	(3,099)	(17,338)	(16,689)

Interest income, net	163	131	578	638

Other income, net	5	4	5	1,094

Loss before income taxes	(3,977)	(2,964)	(16,755)	(14,957)

Income tax benefit	—	—	(7,674)	(646)

Net loss	$(3,977)	$(2,964)	$(9,081)	$(14,311)

Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.15)	$(0.25)

Basic and diluted weighted average shares	60,968	57,723	60,397	56,835

(1)         Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)         Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Sales
Core business (1)	$7,686	$6,010	$29,808	$20,246
Legacy (2)	235	477	2,528	6,319
Total sales	7,921	6,487	32,336	26,565

Cost of goods sold	3,852	3,417	14,829	15,114

Gross profit	4,069	3,070	17,507	11,451

Operating expenses:

Research & development	4,594	3,858	17,044	16,806

Selling & administrative	3,167	2,613	11,938	9,924

Total operating expenses	7,761	6,471	28,982	26,730

Non-GAAP loss from operations	(3,692)	(3,401)	(11,475)	(15,279)

Interest income, net	163	131	578	638

Other income, net	5	4	5	23

Non-GAAP loss before income taxes	(3,524)	(3,266)	(10,892)	(14,618)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(3,524)	$(3,266)	$(10,892)	$(14,618)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.18)	$(0.26)

Basic and diluted weighted average shares	60,968	57,723	60,397	56,835

(1)         Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)         Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of GAAP to Non-GAAP Net Loss

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Net loss in accordance with GAAP	$(3,977)	$(2,964)	$(9,081)	$(14,311)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation (Note 1)	87	51	308	149

Severance related cost (Note 2)	59	—	582	350

Fab depreciation adjustment (Note 3)	—	(227)	(319)	285

Acquired in-process research and development (Note 4)	—	—	8,500	—

Inventory step-up (Note 5)	307	—	637	—

Restructuring (Note 6)	—	(33)	(3,845)	(54)

Recapitalization merger (Note 7)	—	(93)	—	680

Gain on sale of Thin Film product line (Note 8)	—	—	—	(1,071)

Tax benefit resulting from the revised estimated liability related to our I.R.S. audit (Note 9)	—	—	(7,674)	—

Income tax refund (Note 10)	—	—	—	(646)

Non-GAAP net loss	$(3,524)	$(3,266)	$(10,892)	$(14,618)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.18)	$(0.26)

Basic and diluted weighted average shares	60,968	57,723	60,397	56,835

Note 1:             We have recorded deferred stock compensation representing the differential between the fair value of our common stock at the date of grant and the exercise price for employee stock options or restricted stock. We are amortizing this non-cash amount using the straight line method over the vesting period of the options and stock granted.

Note 2:               Severance agreements related to terminated employees.  Of the total amount shown in the year ended December 31, 2004, $594K represents a non-cash charge resulting from the modification of option agreements (extension of the option exercise period).

Note 3:               In December 2002 we decided to completely outsource our internal wafer fabrication.  This decision resulted in the acceleration of the depreciation of our fab equipment and leasehold improvements.  The non-GAAP adjustments reflect the incremental depreciation that we recorded as a result of this decision, adjusted for changes in the expected period of use of the assets.  The incremental depreciation related to this unusual event is not comparable to the straight-line depreciation recorded in other periods.

Note 4:               During the year ended December 31, 2004, we acquired the wireless infrastructure business and associated assets from privately-held EiC Corporation, a California corporation and EiC Enterprises Limited.  A portion of the purchase price, $8.5 million, was allocated to in-process research and development.   Acquiring in-process research and development is an infrequent charge and is not indicative the of our current on-going operations.

Note 5:               As part of the EiC acquisition, we allocated approximately $2.0 million of the purchase price to the acquired inventory of EiC based on its estimated fair value at the date of acquisition.  The difference between the fair value and the carrying value of the inventory (“inventory step-up”) is expected to impact cost of sales through our second quarter of 2005 as the inventory is sold. This additional cost of goods sold is related solely to the acquisition and is not indicative of the underlying actual manufacturing cost of the product that we would incur on an operational basis.

Note 6:               During the year ended December 31, 2004, we decided to not close our internal wafer fabrication facility (“fab”) as we believe that integrating the newly acquired fab with our pre-existing fab will offer the Company certain benefits over outsourcing the pre-existing fab.  As such, we reversed approximately $3.6 million of our lease loss accrual which was recorded in the year ended December 31, 2004.  Also during the year ended December 31, 2004, we revised our lease loss assumptions for our other facilities based on reductions in sublease occupancy rates and current facility costs.  As such we accrued approximately $161K of additional lease loss which was recorded in the year ended December 31, 2004.  In addition, during the year ended December 31, 2004, we delayed the closure of our internal wafer fabrication facility for a minimum of three months to assess the integration of the acquisition into our existing operations which resulted in an approximate $430,000 reduction in our lease loss accrual.  During the three and twelve months ended December 31, 2003, we recorded an approximate $364,000 reduction in the lease loss accrual based on our decision that additional time would be needed to effect the complete outsourcing of our internal wafer fabrication due to an unplanned increase in near-term product demand and additional qualification procedures relating to the outsourced fabrication process.  As such, the additional four months of rent and facility costs was incurred as an operating expense in future periods. The reduction was partially offset by an approximate $180,000 of additional lease loss which was accrued as reductions in estimated sublease occupancy and market rates were partially offset by reduced facility costs (mainly property taxes and utilities) and our determination that the remaining assets held for sale could not be sold and were scrapped resulting in an additional charge of approximately $151,000.  In addition to the activity during the fourth quarter of 2003, the year ended December 31, 2003, also includes the severance accrual reversal for our determination that one of the employees slated to be terminated, and accrued as part of our restructuring charge during the quarter ended September 29, 2002, would instead be retained for another position.  Our restructuring charges primarily represent lease loss accruals related to excess capacity resulting from exiting certain lines of business or significant changes to our business model.  As such, these charges do not represent our current on-going operations.

Note 7:               During the year ended December 31, 2003, recapitalization merger expense is a non-recurring expenditure comprised of expenses incurred by the special committee to our Board of Directors to review the proposal from an affiliate, Fox Paine & Company LLC, to acquire all of the shares of our common stock held by unaffiliated stockholders for $1.10 per share in cash. These expenses include legal and financial consulting fees as well as compensation to the members of the special committee. On March 27, 2003, Fox Paine withdrew its acquisition proposal.  During the quarter ended December 31, 2003, approximately $93,000 of the accrued financial consulting fees were reversed after we successfully negotiated a fee reduction for services previously provided.

Note 8:               During the year ended December 31, 2003, we recorded a one-time gain of approximately $1.1 million related to the sale of our Thin-Film product line to M/A COM, a unit of Tyco Electronics.  The sale included equipment, inventory, intellectual property, training and services for which we received total proceeds of approximately $1.8 million.

Note 9:               The tax benefit for the year ended December 31, 2004 of $7.7 million includes a tax benefit of $1.1 million resulting from the third quarter 2004 revision of our estimated tax liability due to our receipt of the final assessment from the Internal Revenue Service related to the audit of our 1996 through 2000 tax returns.  The tax benefit also includes a tax benefit of $6.5 million resulting from the first quarter 2004 revision of our estimated tax liability based on the audit of our 1996 through 2000 tax returns.  The resolution of this outstanding tax liability was a one-time event.

Note 10:         During the year ended December 31, 2003, we recorded a tax benefit of $646,000 related to an income tax refund of $480,000 from the State of Maryland, as the result of amending our 1999 state tax return, and an adjustment to our deferred tax asset of $167,000 for additional federal income tax refund determined after finalizing our 2002 carryback claim.  These tax benefits are infrequent events and are not indicative of our current tax position.

WJ Communications Inc. and Subsidiaries

Unaudited Schedule of Non-GAAP Adjustments

(in thousands)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

GROSS PROFIT:

GAAP gross profit	$3,681	$3,289	$17,058	$11,070
Amortization of deferred stock compensation	22	8	65	32
Severance related cost	59	—	66	64
Fab depreciation adjustment	—	(227)	(319)	285
Inventory step-up	307	—	637	—
Non-GAAP gross profit	$4,069	$3,070	$17,507	$11,451

OPERATING EXPENSES:

GAAP operaing expenses	$7,826	$6,388	$34,396	$27,759
Severance related cost	—		(516)	(286)
Amortization of deferred stock compensation	(65)	(43)	(243)	(117)
Acquired in-process research and development	—	—	(8,500)	—
Restructuring	—	33	3,845	54
Recapitalization merger	—	93	—	(680)
Non-GAAP operating exenses	$7,761	$6,471	$28,982	$26,730

OTHER INCOME, NET:

GAAP other income, net	$5	$4	$5	$1,094
Gain on sale of Thin Film product line	—	—	—	(1,071)
Non-GAAP other income, net	$5	$4	$5	$23

INCOME TAX BENEFIT:

GAAP income tax benefit	$—	$—	$(7,674)	$(646)
Tax benefit resulting from the revised estimated liability related to our I.R.S. audit	—	—	7,674	—
Income tax refund	—	—	—	646
Non-GAAP income tax benefit	$—	$—	$—	$—

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004 (1)	December 31, 2003 (2)
ASSETS

Cash and cash equivalents	$24,392	$10,900

Short-term investments	18,732	49,232

Accounts receivable, net	6,841	4,559

Inventory	5,148	2,420

Other current assets	3,183	1,983

Total current assets	58,296	69,094

Property, plant and equipment	9,679	10,504

Goodwill	1,368	—

Other assets	390	222

Total assets	$69,733	$79,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,572	$10,346

Long-term obligations	16,864	33,235

Stockholders’ equity	41,297	36,239

Total liabilities and stockholders’ equity	$69,733	$79,820

(1)         Unaudited

(2)                          Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form
10-K for the year ended December 31, 2003.